Exhibit 99.1

Contact:	Connie Beck
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
952-920-3908 / warren@brookcomm.net

August 15, 2018

Nortech Systems Reports Second Quarter Results

Company Posts Sequential Gains in Revenue and Operating Profits

MINNEAPOLIS — Nortech Systems Incorporated (NASDAQ: NSYS) today reported net sales of $28.5 million for the second quarter ended June 30, 2018, which includes $1.6 million of revenue recognized under new FASB accounting guidelines adopted this fiscal year. On a pro forma basis to adjust for this change in accounting guidance, second quarter sales of $26.9 million increased 5 percent and $1.2 million sequentially from the first quarter of 2018 while net sales for the second quarter of 2017 were $30.1 million.

For the six months ended June 30, 2018, Nortech Systems’ reported net sales of $55.0 million, which includes $2.3 million of revenue recognized under the new FASB guidelines. For the first six months of 2017, net sales were $58.5 million.

For the second quarter of 2018, Nortech Systems reported operating income of $734,000, compared to an operating loss of $120,000 for the first quarter of 2018; operating income was $95,000 for the prior-year period. For the first six months of 2018, operating income of $615,000 compares with $215,000 for the same period last year.

For the second quarter of 2018, Nortech Systems reported net income of $390,000, or $0.14 per diluted common share, compared with a net loss of $16,000, or $0.01 per diluted common share, for the same period last year which included $175,000 of loss on extinguishment of debt. For the six months ended June 30, 2018, Nortech Systems reported essentially breakeven results. This compares with a net loss of $30,000, or $0.01 per diluted common share, for the first six months of 2017.

“We’re pleased with our sequential quarterly sales and profit improvements,” said Rich Wasielewski, Nortech Systems’ president and CEO. “After several quarters of working through customer inventory issues, it was good to see contributions across the board.” He noted that Nortech’s overall quarterly backlog increased nine percent, both sequentially and year over year, with all three markets — medical, industrial and defense — providing momentum heading into the second half of the year.

Gross margin in the second quarter of 2018 was 13.4 percent, an improvement of 190 basis points sequentially and 220 basis points compared to the prior-year period. The strong gross margin performance resulted from a favorable product/service mix, cost reductions and process improvements.

“Our industry continues to face tariff concerns and electronic component shortages,” concluded Wasielewski, adding that these issues may become even more challenging in the second half of the year. Nortech estimates it was unable to ship $0.6 million in customer orders in the second quarter due to component shortages.

Conference Call

Nortech Systems announces a conference call to be held at 10:00 a.m. (CDT) on Thursday, August 16, 2018, to discuss the company’s second quarter results. Anyone interested in participating in the conference can access the call by dialing 877-407-0782 from within the United States, or 201-689-8567 if calling internationally. An audio webcast and replay of this conference call can be accessed at the investor relations portion of Nortech Systems’ website at www.nortechsys.com or at www.investorcalendar.com. The telephone replay will be available through August 30, 2018, by dialing 877-481-4010 (from U.S.) or 919-882-2331 (International). To access the replay, the conference ID 36917 is required.

About Nortech Systems Incorporated

Nortech Systems (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of complex interconnect solutions, printed circuit board assemblies and diagnostic repair and integration services including higher-level assemblies and box builds for a wide range of industries. Markets served include industrial and commercial equipment, medical device, and aerospace & defense. Nortech has a range of specialized, high-tech facilities in the U.S., Latin America and Asia used for customized design, manufacture, testing and repair of its solutions. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Examples of forward-looking statements include, among others, statements we make regarding business development activities, backlog, financial results, and initiatives related to operational efficiencies, cash management, working capital utilization, inventory reduction and accounts payable reduction. While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; dependence on major customers, including a single customer that has represented a large percentage of our revenues in recent years; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.

Condensed Consolidated Statements of Operations

(in thousands, except for share data)

	As Reported		As Reported		Pro Forma as if the previous accounting guidance was in effect
	THREE MONTHS ENDED		SIX MONTHS ENDED		THREE MONTHS ENDED	SIX MONTHS ENDED
	JUNE 30,		JUNE 30,		JUNE 30,
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
	2018	2017	2018	2017	2018	2018

Net Sales	$28,538	$30,134	54,985	$58,452	26,928	$52,658

Cost of Goods Sold	24,721	26,769	48,140	51,995	23,106	45,836

Gross Profit	3,817	3,365	6,845	6,457	3,822	6,822
	13.4%	11.2%	12.4%	11.0%	14.2%	13.0%

Operating Expenses
Selling Expenses	1,037	1,327	2,075	2,532	1,037	2,075
General and Administrative Expenses	2,046	1,944	4,155	4,065	2,046	4,155
Gain on Sale of Property and Equipment	—	(1)	—	(355)		—
Total Operating Expenses	3,083	3,270	6,230	6,242	3,083	6,230

Income From Operations	734	95	615	215	739	592

Other Expense
Loss on Extinguishment of Debt	—	(175)	—	(175)	—	—
Interest Expense	(209)	(142)	(382)	(281)	(209)	(382)

Income (Loss) Before Income Taxes	525	(222)	233	(241)	530	210

Income Tax Expense (Benefit)	135	(206)	235	(211)	135	235

Net Income (Loss)	$390	$(16)	(2)	$(30)	395	$(25)

Income (Loss) Per Common Share - Basic and Diluted	$0.14	$(0.01)	(0.00)	$(0.01)	0.15	$(0.01)

Weighted Average Number of Common Shares Outstanding - Basic and Diluted	2,695,994	2,747,831	2,708,234	2,747,831	2,695,994	2,708,234

Condensed Consolidated Balance Sheets

(in thousands)

	JUNE 30, 2018	DECEMBER 31, 2017
	Unaudited	Audited
Cash	$437	$473
Restricted Cash	234	306
Accounts Receivable	19,309	17,417
Inventories	13,969	18,527
Contract Assets	6,547	—
Prepaid Expenses and Other Current Assets	1,259	1,044
Property and Other Long-term Assets	10,138	10,204
Goodwill and Other Intangible Assets, Net	4,008	4,114
Total Assets	$55,901	$52,085

Accounts Payable	$15,676	$11,699
Other Current Liabilities	6,975	6,346
Long Term Line of Credit	7,142	8,503
Long-term Debt and Other Long-term Liabilities	5,099	5,712
Shareholders’ Equity	21,009	19,825
Total Liabilities and Shareholders’ Equity	$55,901	$52,085